                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(A)
                     of the Securities Exchange Act of 1934

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                    American Century Government Income Trust
                        American Century Investment Trust
            American Century California Tax-Free and Municipal Funds
                    American Century Target Maturities Trust
                        American Century Municipal Trust

                (Name of Registrant as Specified in Its Charter)

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American Century (reg.sm) Investments

C CLASS SHARES PROXY TALKING POINTS

Summary

American Century is asking shareholders to approve an increase in the 12b-1 distribution fee on its variable-priced fixed income C Class shares to 0.75%
from 0.50% for a total 12b-1 fee of 1.00% (i.e., distribution and service)
effective January 1, 2004. The 12b-1 fee is used as a trailing commission to compensate financial advisors for the ongoing oversight and advice that they provide to their clients. Affected funds include:

Fund Name                       CUSIP           Ticker
------------------------------------------------------
CA High-Yield Municipal         025075805       CAYCX
Diversified Bond                024932824       CDBCX
Ginnie Mae                      025081811       AGMCX
High-Yield                      024932873       AHDCX
High-Yield Municipal            024934879       AYMCX
Target 2030                     024935827       ATGCX

Why is American Century increasing the 12b-1 fee?

The overwhelming majority of mutual fund companies have structured their 12b-1 fees to enable them to pay such fees to financial professionals at an annual rate of 1.00% of the average daily net asset value of a fund's C Class shares.
American Century's C Class, however, enables a payment equivalent to an annual rate of only 0.75%, rather than 1.00%. In an increasingly competitive environment for the sale of fund shares, the 12b-1 fee must be increased so that the American Century funds can meet the increasing costs of distribution and shareholder service and provide competitive compensation to financial professionals.

Are any changes being proposed for American Century's
C class share equity funds?

No. C Class shares of American Century's equity funds are competitively priced at the industry standard of 1.00% for traditional C Class shares, so changes are not required. Only C Class shares of American Century variable-priced fixed income funds will be changed if approved by shareholders.

FOR VENDOR USE ONLY - NOT FOR PUBLIC USE                AMERICAN CENTURY LOGO

How does an increase in the 12b-1 fee benefit investors?

The proposed increase will contribute to the long-term viability of each fund's
C Class shares. We believe that the lower fees paid to financial professionals in connection with the sale of the funds' C Class shares will hamper growth of the C Class considerably. In this environment, we have little confidence that the funds' C Classes will grow sufficiently to cover their cost of operation.
Without the proposed 12b-1 fee increase, we believe that the funds' C Classes may ultimately require liquidation. We believe that an investment vehicle with long-term viability is a benefit to all long-term investors.

American Century also firmly believes that its C Class share investors place value in the sound investment advice provided by their financial professionals.
The proposed 12b-1 fee increase will enable the funds to pay for this advice at the industry-standard rate, which ultimately benefits the shareholder. Finally, the proposed fee increase will stimulate additional sales of C Class shares of the funds, thus increasing fund assets. Additional assets will ultimately benefit fund shareholders, as portfolio managers have greater access to investment opportunities and ability to trade securities more efficiently, and shareholders may be able to benefit from breakpoints in management fees when fund assets increase.

Why are the Trustees recommending a vote "FOR" the Proposal?

The Trustees reviewed this Proposal with investor interests in mind. They believe that the proposed 12b-1 fee increase will serve investors well in the long term by providing the benefits outlined above. In addition to these benefits, the Trustees also considered that the entire amount of the increase would be used to finance payments to financial professionals and therefore would not be retained by American Century Investment Management, Inc. or its
affiliates.

                                                                        48530308
                                      American Century Investment Services, Inc.
                                ©2003 American Century Services Corporation